TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT, effective as of the 30th day of April, 2004, is entered into by and among Next, Inc. (the “Company”), Charles L. Thompson (“Thompson”), The William B. III and Cindy S. Hensley Family Limited Partnership (the “Partnership”) and Dan F. Cooke (“Cooke”).

WHEREAS, the Company and each of Thompson, the Partnership and Cooke have entered into Lock-Up Agreements with respect to the Company’s common stock.

WHEREAS, the Company, Thompson, the Partnership and Cooke desire to terminate said Lock-Up Agreements.

NOW THEREFORE, in consideration for the premises herein contained and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

The Company and Thompson hereby agree that the Lock-Up Agreement dated April 15, 2003, by and between the Company and Thompson shall be terminated effective as of the date hereof.

2.

The Company and the Partnership hereby agree that the Amended and Restated Lock-Up Agreement dated October 1, 2003, by and between the Company and the Partnership shall be terminated effective as of the date hereof.

3.

The Company and Cooke hereby agree that the Amended and Restated Lock-Up Agreement dated October 1, 2003, by and between the Company and the Cooke shall be terminated effective as of the date hereof.

[Signature Page Following]

IN WITNESS WHEREOF, the undersigned have executed this Termination Agreement to be effective as of the date first above written.

NEXT, INC.

By:  /s/ William B. Hensley III

William B. Hensley III,

Chief Executive Officer

 THE WILLIAM B. HENSLEY III AND CINDY S. HENSLEY FAMILY LIMITED PARTNERSHIP

By:  /s/ William B. Hensley III

William B. Hensley III,

General Partner

  /s/ Charles L. Thompson

Charles L. Thompson

  /s/ Dan F. Cooke

Dan F. Cooke